[Cherry, Bekaert & Holland, L.L.P. letterhead]

Exhibit 16.2

May 4, 2007

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were the independent accountants for Carlyle & Co. Jewelers, (‘‘Carlyle’’), a wholly owned subsidiary of Finlay Fine Jewelry Corporation, and on April 19, 2007, we reported on the financial statements of Carlyle as of and for the fiscal year ended February 3, 2007 and the 37 week period ended January 28, 2006, and management’s assessment of the effectiveness of internal control over financial reporting at Carlyle as of February 3, 2007, and the effectiveness of internal control over financial reporting at Carlyle as of February 3, 2007. On May 2, 2007, we were notified that we were dismissed as the independent registered public accounting firm for Carlyle effective May 2, 2007.

We have read Finlay Enterprises, Inc.’s statements included under Item 4.01 of its Form 8-K dated April 27, 2007 and we agree with the statements made therein insofar as they relate to Cherry, Bekaert & Holland, L.L.P.

Very truly yours,

/s/ CHERRY, BEKAERT & HOLLAND, L.L.P.